T 00381311

CERTIFICATE OF AMENDMENT
TO
DECLARATION OF TRUST
OF THE MEEDER FUNDS

November 20, 2017

The Meeder Funds (the "Funds), organized and existing as a Massachusetts Business Trust does hereby amend the Declaration as follows:

APPENDIX I

1. The Funds shall be designated as follows:

Meeder Funds

Global Allocation Fund
Aggressive Allocation Fund
Moderate Allocation Fund
Dynamic Allocation Fund
Quantex Fund
Balanced Fund
Muirfield Fund
Spectrum Fund
Conservative Allocation Fund
Total Return Bond Fund
Prime Money Market Fund
Institutional Prime Money Market Fund

Stuart M. Allen	Anthony D'Angelo
BY: (PRINTED)	BY: (PRINTED
Trustee	Trustee
TITLE	TITLE
[signature]	[signature]
SIGNATURE	SIGNATURE
11-22-17	11/29/17
DATE	DATE

1301806

Check No. 00051201

Commonwealth of Massachusetts
(General Laws Chapter 182)

Filed this 12 day of December 2017

William Francis Galvin
Secretary of the Commonwealth

2017 DEC 12 AM 10:31

Merge Y__ N__

R/A Y__ N__

Cons. Y__ N__

Pr. Off ________

Trustees ________

DB